Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CITY VENTURES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

City Ventures, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is City Ventures, Inc. This corporation was originally incorporated pursuant to the DGCL on April 30, 2013.

2. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.  The Certificate of Incorporation of this corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is City Ventures, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL or any applicable successor act thereto, as the same may be amended from time to time.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [  ] shares, consisting of (i)                  shares of common stock, par value $0.01 per share (“Common Stock”) and (ii)              shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Common Stock.

1. Ranking. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders.

Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”)  to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, each share of Common Stock shall be entitled to receive and share equally in all dividends paid out of any funds of the Corporation legally available therefor when, as and if declared by the Board.

4. Liquidation.  Upon the dissolution, liquidation or winding up of the affairs of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. A dissolution, liquidation or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B. Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B. Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be not fewer than three and shall be fixed from time to time by resolution of the Board. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section B, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” any director’s election).

C. Classes of Directors; Terms of Office. Subject to the right of the holders of any class or series of stock to elect directors, the members of the Board shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of the stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FOURTH hereof (including pursuant to a Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

D. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section B of this Article FIFTH shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

E. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number is required by law or by this Certificate of Incorporation or the By-laws.

F. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

G. Removal. Except for such additional directors, if any elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to ARTICLE FOURTH hereof (including any Preferred Stock Designation), until such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV  Holdings 2, collectively, beneficially own at least a majority of the outstanding shares of Common Stock, any director or the entire Board may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class;  provided, however, that from and after such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV  Holdings 2, collectively, beneficially own at least a majority of votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, except for such additional directors, if any elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to ARTICLE FOURTH hereof (including any Preferred Stock Designation), any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

H. Committees. Pursuant to the By-laws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

I. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws.

SIXTH: Unless and except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any current or former director or officer within 15 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such current or former director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims.

The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article EIGHTH permit the indemnification and advancement of expenses of directors and officers of the Corporation.

Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

NINTH: The Corporation elects not to be governed by Section 203 of the DGCL until such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own shares of capital stock representing at least 15% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, at which date Section 203 of the DGCL shall apply prospectively to the Corporation.

TENTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, notwithstanding the foregoing, until such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own shares of Common Stock representing at least a majority of the votes that would be entitled to be cast on such action, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize such action.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

TWELFTH: The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, from and after such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article ELEVENTH, Article THIRTEENTH, Article FOURTEENTH, Article FIFTEENTH and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal, modification or expiration of any of Article SEVENTH, Article EIGHTH, Article THIRTEENTH and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

THIRTEENTH:

A. This Article THIRTEENTH anticipates the possibility that (1) one or more of the Sponsors may be a controlling, majority or significant stockholder of the Corporation, (2) certain Sponsor Officials may also serve as Corporation Officials, (3) the Corporation Entities and the Sponsor Entities may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (4) benefits may be derived by the Corporation Entities through their contractual, corporate and business relations with the Sponsor Entities. The provisions of this Article THIRTEENTH shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the Sponsor Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith.

B. To the fullest extent permitted by applicable law, no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Sponsor Entity, on the other hand, before such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own 15% of the Corporation’s outstanding common stock, shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any Sponsor Entity is a party thereto, or because any Sponsor Official is a party thereto, or because any Sponsor Official was present at or participated in any meeting of the Board, or committee thereof, or the board of directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. To the fullest extent permitted by applicable law, no such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any Sponsor Entity or by any Corporation Official (including any Corporation Official who may have been a Sponsor Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom.

To the fullest extent permitted by applicable law, no Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any Sponsor Entity if such Corporation Official is also a Sponsor Official) in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) in accordance with its terms.

C. The Corporation may from time to time enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the Sponsor Entities pursuant to which any one or more Corporation Entities, on the one hand, and any one or more of the Sponsor Entities, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other Sponsor Entities or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and Sponsor Officials (including any person who is both a Corporation Official and a Sponsor Official) to allocate or refer opportunities between such Corporation Entities and Sponsor Entities. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any Sponsor Entity, shall be considered contrary to (1) any fiduciary duty that any Sponsor Entity may owe to any Corporation Entity, or its stockholders, by reason of any Sponsor Entity being, directly or indirectly, a controlling, majority or significant stockholder of any such Corporation Entity or participating in the control of any such Corporation Entity or (2) any fiduciary duty that any Corporation Official who is also a Sponsor Official may owe to any Corporation Entity or its stockholders. To the fullest extent permitted by law, no Sponsor Entity, by reason of being, directly or indirectly, a controlling, majority or significant stockholder of any Corporation Entity or participant in control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a Sponsor Official shall have or be under any fiduciary duty to any Corporation Entity, or its stockholders, to refrain from acting on behalf of any Corporation Entity or any Sponsor Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

D. Except as otherwise agreed in writing between the Corporation and Sponsor, the Sponsor Entities shall, to the fullest extent permitted by law, have no duty to refrain from (1) engaging in the same or similar activities or lines of business as any Corporation Entity, (2) doing business with any client, customer or vendor of any Corporation Entity or (3) employing or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Entity. To the fullest extent permitted by law, no Sponsor Entity shall be deemed to have breached its fiduciary duties, if any, to any Corporation Entity, or its stockholders, solely by reason of engaging in any activity described in clauses (1) through (3) of the immediately preceding sentence. If any Sponsor Entity is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity. In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in the immediately preceding sentence, the Sponsor Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Entity by reason of the fact that any one or more of the Sponsor Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

E.       1. If a Corporation Official who is also a Sponsor Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law except as provided in Section E(3) of this Article THIRTEENTH, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate.

2. If a Corporation Official who is also a Sponsor Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a Corporation Official, including without limitation by reason of the fact that any one or more of the Sponsor Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

3. Notwithstanding anything to the contrary in this Section E, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

F. No amendment or repeal of this Article THIRTEENTH shall apply to or have any effect on the liability or alleged liability of any Sponsor Entity or Corporation Official for or with respect to any corporate opportunity that such Sponsor Entity or Corporation Official was offered, or of which such Sponsor Entity or Corporation Official acquired knowledge, prior to such amendment or repeal.

G. In addition to, and notwithstanding the foregoing provisions of this Article THIRTEENTH, a potential transaction or business opportunity (1) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake, or (2) that is, from its nature, not in the line of the Corporation Entities’ business, is of no practical advantage to any Corporation Entity or that is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, or any Corporate Affiliate, and the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest or expectancy therein or being offered an opportunity to participate therein.

H. Anything in this Certificate of Incorporation to the contrary notwithstanding, the provisions of Sections C, D, E, F and G of this Article THIRTEENTH shall automatically terminate, expire and have no further force and effect from and after the date on which neither (a) the Sponsors, collectively nor (b) CV Holdings 1 and CV Holdings 2, collectively beneficially own shares of Common Stock representing at least 20% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders; provided that such automatic termination, expiration and failure to have further force and effect shall not apply to or have any effect on the liability or alleged liability of any Sponsor Entity or Corporation Official for or with respect to any corporate opportunity that such Sponsor Entity or Corporation Official was offered, or of which such Sponsor Entity or Corporation Official acquired knowledge, prior to such automatic termination, expiration and failure to have further force and effect.

FOURTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the By-laws. The By-laws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote.  In addition to the powers and authority herein or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and the Certificate of Incorporation.

FIFTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

SIXTEENTH: Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:

A. “beneficial ownership” (or words or phrases of similar import) shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended;

B. “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. A person who is the owner of 15% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

C. “corporate opportunity” shall include, but not be limited to, business opportunities that (1) the Corporation or any Corporation Affiliate is financially able to undertake, (2) are, from their nature, in the line of the Corporation’s or any Corporation Affiliate’s business, and (3) are of practical advantage to the Corporation or any Corporation Affiliate and ones in which the Corporation or any Corporation Affiliate, but for the provisions of Article THIRTEENTH, would have an interest or a reasonable expectancy;

D. “Corporation Affiliate” shall mean (1) any person of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by the Corporation;

E. “Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates;

F. “Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation or one or more Corporation Affiliates;

G. “CV Holdings 1” shall mean CV Holdings 1 LP, a Delaware limited partnership;

H. “CV Holdings 2” shall mean CV Holdings 2 LP, a Delaware limited partnership;

I. “person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder;

J. “Sponsors” shall mean (1) Ares Management LLC, Imperial Capital Group, LLC, Craig Atkins and Mark Buckland, (2) each of their respective affiliates (other than the Corporation and its subsidiaries), (3) any general partner, managing member or partner, director, officer or employee of such Sponsor or any affiliate of such Sponsor, (4) any private equity fund now or hereafter existing that is controlled by one or more of, or shares the same management company with, any Sponsor and (5) any successor by operation of law (including, without limitation, by merger or otherwise) of each of the foregoing or any such successor.

K. “Sponsor Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (a) any person of which either (i) the Sponsors, collectively, or (ii) CV Holdings 1 and CV Holdings 2, collectively, beneficially own 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (b) any other person that (directly or indirectly) is controlled by any Sponsor, controls any Sponsor or is under common control with any Sponsor;

L. “Sponsor Entity” shall mean any one or more of the Sponsors and the Sponsor Affiliates; and

M. “Sponsor Official” shall mean each person who is a director or an officer (or both) of any Sponsor or one or more Sponsor Affiliates.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this          day of         , 2013.

By:
Name:	Scott Homan
Title:	Chief Financial Officer